SPECIAL POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that the undersigned constitutes and appoints Ernest C. Garcia, Gregory B. Sullivan, Steven T. Darak and Steven P. Johnson, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K for the fiscal year ended December 31, 1996, for filing with the Securities and Exchange Commission by Ugly Duckling Corporation, a Delaware corporation, together with any and all amendments to such Form 10-K, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or each of them, may lawfully do or cause to be done by virtue hereof.

     DATED:  February  13,  1997


                              /s/  Christopher  D.  Jennings

STATE  OF  CALIFORNIA     )
                          )  ss.
County  of  Los  Angeles  )


On this 13th day of February, 1997, before me, the undersigned Notary Public, personally appeared Christopher D. Jennings, known to me to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same for the purposes therein contained.

IN  WITNESS  WHEREOF,  I  hereunto  set  my  hand  and  official  seal.




                              /s/  Shanin  Lonsway
                              Notary  Public


My  commission  expires:    07/05/1997                    {official  seal}